Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF

ANDOVER MEDICAL, INC.

(Under section 242 of the General Corporation Law)

Andover Medical, Inc., a corporation organized and existing under the General Corporations Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:                                                     The name of the Corporation is Andover Medical, Inc.

SECOND:                                     The Certificate of Incorporation is hereby amended by striking out Article “FOURTH” thereof and by substituting in lieu of said Article the following provisions:

“FOURTH:  The aggregate number of shares the Corporation has authority to issue is Three Hundred and One Million Shares (301,000,000), of which (300,000,000) Three Hundred Million Shares shall be Common Stock, par value $.001 per share without cumulative voting rights and without preemptive rights and One Million Shares (1,000,000) shall be Preferred Stock, par value $.001 per share.”

THIRD:                                                The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provision of Section 228 and 242 of the General Corporations Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 29th day of June, 2007.

/s/ Edwin A. Reilly
Edwin A. Reilly
Chief Executive Officer